Exhibit 10.4

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

On April 24, 2006, the Compensation & Organization Committee of the Board of Directors approved the following annual base salaries for the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of United States Steel Corporation, such base salaries to become effective on May 1, 2006:

J. P. Surma	$1,060,008

D. D. Sandman	$574,300

J. H. Goodish	$630,004

G. R. Haggerty	$515,004

J. J. Connelly	$373,000

Each of the named executive officers listed above is also provided the following perquisites: occasional personal use of corporate aircraft, corporate properties and sports and cultural tickets; club memberships; financial planning and tax preparation services; and a parking space.